Exhibit 99.3

KLX ENERGY SERVICES HOLDINGS, INC.

FORM OF NOTICE TO HOLDERS OF RECORD

Up to 83,876,809 Shares of Common Stock Issuable Upon Exercise of Transferable Subscription Rights

This letter is being distributed to all holders of record in connection with the offering (the “Rights Offering”) by KLX Energy Services Holdings, Inc. (the “Company”) of transferable subscription rights to subscribe for shares of the Company’s common stock, par value $0.01 per share (“common stock”), by holders of record of the Company’s common stock and holders of the Company’s outstanding warrants issued on March 12, 2025, March 6, 2026 and March 11, 2026 (the “Participating Warrants” and, such holders, collectively, the “Eligible Holders”) as of 5:00 p.m., New York City time, on August 21, 2026 (the “Record Date”).

Pursuant to the Rights Offering, the Company is issuing basic subscription rights (the “subscription rights”) to subscribe for up to 83,876,809 shares of its common stock, on the terms and subject to the conditions described in the Company’s prospectus supplement relating to the Rights Offering, dated August 24, 2026, together with the base prospectus, dated May 22, 2026, forming a part of the Company’s effective Registration Statement on Form S-3 (together, the “Prospectus”). The subscription rights may be exercised by Eligible Holders at any time during the subscription period, which commences on August 24, 2026. The Rights Offering will expire at 5:00 p.m., New York City time, on September 23, 2026, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Date”). The subscription rights are transferable and will be listed for trading on The Nasdaq Stock Market LLC under the symbol “KLXER” until market close on the Expiration Date.

Notwithstanding the foregoing, if you hold unvested restricted shares of common stock of the Company (“Restricted Stock”), you will not be permitted to transfer any subscription rights attributable to such unvested shares of Restricted Stock. Any subscription rights attributable to unvested shares of Restricted Stock may only be exercised by the holder of such shares and may not be sold, assigned or otherwise transferred.

As described in the Prospectus, Eligible Holders will receive one subscription right for each share of common stock, or each share of common stock underlying a Participating Warrant, owned by such holder as of the Record Date. Each subscription right entitles an Eligible Holder to purchase 3.885 new shares of common stock, which is referred to as the “basic subscription right.” The subscription price per share is $1.49 (the “Subscription Price”).

If you fully exercise your basic subscription right and other Eligible Holders do not fully exercise their basic subscription rights, you will have an over-subscription privilege to purchase additional shares of common stock that remain unsubscribed at the Expiration Date, on the terms and subject to the conditions set forth in the Prospectus, including as to proration.

No Eligible Holder (other than the backstop parties) shall be entitled to exercise subscription rights to the extent that such exercise would result in such Eligible Holder, together with its affiliates and any persons acting in concert with such Eligible Holder, beneficially owning more than 9.995% of the Company’s outstanding common stock on a pro forma basis after giving effect to such exercise (the “9.995% Ownership Limitation”). In order to avoid any Eligible Holder exceeding the 9.995% Ownership Limitation, the Company has implemented the following escrow protection mechanics: (1) by exercising subscription rights, each Eligible Holder represents to the Company that such holder will not be, after giving effect to the exercise of subscription rights, an owner, directly or indirectly, of more than 8,505,443 shares of common stock, constituting approximately 9.995% of the Company’s outstanding common stock on a pro forma basis after giving effect to such exercise (assuming no stockholder participation in the Rights Offering and completion of the Backstop Exchange (as defined in the Prospectus)); (2) if such exercise would result in such Eligible Holder owning, directly or indirectly, more than 8,505,443 shares of common stock, such holder will notify the subscription agent (if such holder is a holder of record) or the information agent (if such holder holds in “street name”); (3) if requested, each Eligible Holder will provide the Company with additional information regarding the amount of common stock that the holder owns; and (4) the Company has the right to instruct the subscription agent to refuse to honor such Eligible Holder’s exercise to the extent such exercise of subscription rights or over-subscription privileges, if applicable, might, in the Company’s sole and absolute discretion, result in such holder exceeding the 9.995% Ownership Limitation. By exercising subscription rights in the Rights Offering, you acknowledge that you have read and understand the 9.995% Ownership Limitation described above, and you agree that such escrow protection mechanics are valid, binding and enforceable against you. See “Description of the Rights Offering—Escrow Protection Mechanics” in the Prospectus for more information.

The subscription rights are evidenced by a subscription rights certificate registered in your name. You are entitled to one subscription right for each share of common stock, or each share of common stock underlying a Participating Warrant, owned as of the Record Date. The Company will not issue any fractional shares of common stock in the Rights Offering, and all exercises of subscription rights will be rounded down to the nearest whole share. In addition, the Company will not issue fractional subscription rights or pay cash in lieu of fractional subscription rights.

Enclosed are copies of the following documents:

1. The Prospectus;

2. A subscription rights certificate evidencing the subscription rights for which you are the holder of record;

3. Instructions for use of KLX Energy Services Holdings, Inc. Subscription Rights Certificates; and

4. A Notice of Guaranteed Delivery.

All exercises of subscription rights are irrevocable. Subscription rights not exercised at or prior to the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from the information agent, InvestorCom, by requesting via telephone at (877) 972-0090 (toll free) or (203) 972-9300 (banks and brokers), or via email at info@investor-com.com.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE FINANCIAL ADVISOR, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.